Exhibit 3.1
AMENDMENT NO. 3 TO AMENDED AND RESTATED BY-LAWS OF
ENERGY WEST, INCORPORATED
Dated as of August 12, 2008
     In order to change the fiscal year of the Company, Section 11.1 of Article XI of the Amended and Restated By-Laws, as amended, of the Company is amended to read in its entirety as follows:
     Section 11.1. Fiscal Year. The fiscal year of the Company shall begin on January 1 and end on December 31 in each year.